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                                                                    EXHIBIT 4.8

                     FIRST AMENDMENT TO RIGHTS AGREEMENT


         This First Amendment (this "Amendment"), dated and effective as of January 1, 2003 and executed among The PNC Financial Services Group, Inc., a Pennsylvania corporation, (the "Company"), The Chase Manhattan Bank ("Chase") and Computershare Investor Services, LLC, ("Computershare"). hereby amends the Rights Agreement between the Company and Chase, as Rights Agent (the "Current Rights Agent") dated as of May 15, 2000 (the "Rights Agreement").

                             W I T N E S S E T H

         WHEREAS, the Company and Chase previously entered into the Rights Agreement, pursuant to which Chase was appointed to serve as the Current Rights Agent; and

         WHEREAS, Chase desires to resign as Current Rights Agent and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent pursuant to Section 21 of the Rights Agreement; and

         WHEREAS, in connection with the resignation of Chase as Current Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Chase and Computershare desire to amend the Rights Agreement in certain respects.

         Now, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. RESIGNATION OF RIGHTS AGENT. Chase hereby resigns as Current Rights Agent under the Rights Agreement and the Company hereby accepts Chase's resignation.

         Section 2. APPOINTMENT OF THE SUCCESSOR RIGHTS AGENT. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment.

         Section 3. WAIVER OF PRIOR WRITTEN NOTICE. The Company, Chase and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

         Section 4. AMENDMENT OF RIGHTS AGREEMENT. The Rights Agreement shall be amended as follows:

         (a) "Computershare Investor Services, LLC" shall be substituted throughout the Rights Agreement, Exhibits and other attachments for "The Chase Manhattan Bank," including substituting all abbreviations therefor.

         (b) Section 1(e) is hereby amended by deleting the definition of "Business Day" in its entirety and substituting the following definition:


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                  "Business Day" shall mean any day other than a Saturday,
                  Sunday, or a day on which the New York Stock Exchange or banking institutions in the State of Illinois are generally authorized or obligated by law or executive order to close.

         (c) The second sentence of Section 18 is hereby amended by adding the phrase "of any kind whatsoever" as follows: "The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense of any kind whatsoever incurred without gross negligence. .."

         (d) Section 20(a) is hereby amended by adding the phrase "of its own choice," as follows: "The Rights Agent may consult with legal counsel of its own choice (who may be legal counsel for the Company)... "

         (e) In Section 21 , the successor Rights Agent combined capital and surplus requirement of at least $50 million is hereby deleted and replaced with a combined capital and surplus requirement of at least $5 million.

         (f) Section 26 is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company and substituting in lieu therefor the following:

                 Computershare Investor Services, LLC
                 Two North LaSalle Street
                 Chicago, Illinois 60602
                 Attention: Tod Shafer

                 with a copy to:

                 Computershare Investor Services, LLC
                 Two North LaSalle Street
                 Chicago, Illinois 60602
                 Attention: Cindy Nisley

         (g) Section 31 is hereby amended to reflect that all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state.

         Section 5. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

         Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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         Section 7. Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.


                           [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.


                                THE PNC FINANCIAL SERVICES GROUP, INC.

                                By:    /s/ THOMAS R. MOORE
                                   --------------------------------------
                                Its:   CORPORATE SECRETARY
                                    -------------------------------------

                                THE CHASE MANHATTAN BANK

                                By:    /s/ ERIC R. LEASON
                                   --------------------------------------
                                Its:   VICE PRESIDENT
                                    -------------------------------------

                                COMPUTERSHARE INVESTOR SERVICES, LLC

                                By:    /s/ TOD SHAFER
                                   --------------------------------------
                                Its Relationship Manager


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